Exhibit 99.1

{Charles & Colvard Logo}

NEWS RELEASE

300 Perimeter Park Drive, Suite A Morrisville, North Carolina 27560 919.468.0399	Company Contact: Timothy Krist Chief Financial Officer 919.468.0399, ext. 295 tkrist@charlesandcolvard.com	Investor Relations: Fran Barsky 919.244.7357 fbarsky@charlesandcolvard.com

FOR IMMEDIATE RELEASE

CHARLES & COLVARD REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 FINANCIAL RESULTS

•	10% increase in fourth quarter net sales over third quarter 2009

•	$7.4 million cash and no debt

•	Positive cash flow from operations: $563,000 in fourth quarter, $1.9 million in 2009

MORRISVILLE, N.C., February 25, 2010 - Charles & Colvard, Ltd. (NASDAQ: CTHR), the sole manufacturer of moissanite jewels, The Most Brilliant Jewel in the WorldTM, announced today its financial results for the fourth quarter and fiscal year ended December 31, 2009.

Net sales for the quarter were $2.4 million, down 33% from $3.5 million in the fourth quarter of 2008. Net sales for fiscal year 2009 were $8.3 million, down 44% from $14.7 million in the same period of 2008. Sales continued to be impacted by the economic recession, which has measurably affected the retail and jewelry industries, combined with reduced demand from major retailers who curbed purchases due to current levels of moissanite inventory. However, net sales for the quarter were up 10% over net sales of $2.1 million in the third quarter of 2009.

The net loss for the quarter was $440,000, or $0.02 per diluted share, as compared to a net loss of $1.3 million, or $0.07 per diluted share, in the fourth quarter of 2008. The fourth quarter 2009 results included a reserve on a note receivable of $170,000 and an impairment loss on long-lived assets of $146,000, both of which are expected to be non-recurring. The fourth quarter 2008 results included a reversal of a bad debt expense of $1.9 million related to a receivable settlement with a wholesale customer. The net loss for fiscal year 2009 was $3.4 million, or $0.18 per diluted share, representing a $2.8 million, or 45%, improvement over the net loss of $6.2 million, or $0.34 per diluted share, in the same period of 2008. Offsetting sales declines during fiscal year 2009 was a 46% reduction in costs and expenses when compared with fiscal year 2008, due to lower sales and cost control measures, including a reduction in headcount and decreased expenses for sales and marketing programs.

Randy N. McCullough, Chief Executive Officer of Charles & Colvard, commented, “With our new management team in place, we experienced a renewed interest in moissanite and confidence in the Company with our existing customer base, who responded with increased orders during the quarter. This, coupled with our cost savings initiatives, resulted in the lowest quarterly net loss this year along with positive cash flow from operations. This momentum, along with a strong cash position, will carry us into 2010 as our management team works closely with select major jewelry manufacturers to establish new exclusive supply relationships. These exclusive sales and distribution rights target appropriate retailers, affording Charles & Colvard new opportunities to establish our jewel in the marketplace as we continue repositioning for the future.”

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Financial Position

The Company had $7.4 million in cash at the end of the quarter and generated $1.9 million of cash from operations during fiscal year 2009, $563,000 of which was generated in the fourth quarter. A $1.5 million decrease in accounts receivable, receipt of a $2.1 million income tax receivable during the second quarter, and a $3.0 million decrease in inventory were the primary drivers for positive cash flow in fiscal year 2009, which more than offset the net loss of $3.4 million and a $1.4 million decrease in accounts payable.

Total inventory, including long-term and consignment inventory, was $41.4 million at the end of fiscal year 2009, down from $43.0 million and $42.2 million at the end of fiscal year 2008 and the end of third quarter 2009, respectively. No purchases of raw material were made in fiscal year 2009. Trade accounts receivable were $1.0 million at the end of fiscal year 2009, down from $3.8 million at the end of fiscal year 2008 and up slightly from $918,000 at the end of third quarter 2009. Cash collections and a settlement agreement with a former customer positively impacted accounts receivable during fiscal year 2009.

Fourth Quarter and Fiscal Year 2009 Financial Results Webcast

Charles and Colvard will host a webcast to present fourth quarter and fiscal year 2009 results on Thursday, February 25, 2010 at 11:00 a.m. Eastern Time. The webcast can be accessed live and will be available for replay at www.charlesandcolvard.com.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (NASDAQ: CTHR), based in the Research Triangle Park area of North Carolina, is the global sole source of lab-created moissanite, a unique, near-colorless jewel that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability, and rarity. Charles & Colvard Created Moissanite is currently used in fine jewelry sold primarily through domestic and international retailers. For more information, please access www.moissanite.com or www.charlesandcolvard.com.

Charles & Colvard and Charles & Colvard Created Moissanite are registered trademarks of Charles & Colvard, Ltd.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Statements expressing expectations regarding our future and projections relating to products, sales, revenues, and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations, and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated, or implied in these forward-looking statements as a result of many factors including, but not limited to, the recent downturn in the worldwide economy and its ongoing impact on our business and the business of our customers and suppliers, any continued trends in the general economy that would adversely affect consumer spending, a further decline in our sales, dependence on consumer acceptance of our products, dependence on Cree, Inc. as the current supplier of the raw material, ability to develop a material second source of supply, dependence on a limited number of customers, risks of conducting operations in foreign countries, dependence on third parties for the sales and marketing of our products to end consumers, and the impact of significant changes in our management on our ability to execute our business strategy in the near-term, in addition to the other risks and uncertainties described in more detail in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent reports filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors relevant to our business.

Financial Tables Follow

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Charles & Colvard, Ltd.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net sales	$2,362,072	$3,520,950	$8,312,470	$14,727,054
Costs and expenses:
Cost of goods sold	891,943	1,365,291	3,472,842	5,592,879
Sales and marketing	445,268	1,644,585	1,949,576	7,466,266
General and administrative	1,291,567	(232,270)	5,702,609	8,454,567
Research and development	24,721	77,981	401,496	113,621
Loss on impairment of long-lived assets	145,800	-	145,800	-
Total costs and expenses	2,799,299	2,855,587	11,672,323	21,627,333
Income (loss) from operations	(437,227)	665,363	(3,359,853)	(6,900,279)
Interest income	12,600	20,266	38,194	116,484
Income (loss) before income taxes	(424,627)	685,629	(3,321,659)	(6,783,795)
Income tax benefit (expense)	(15,523)	(1,937,569)	(77,710)	632,667
Net loss	$(440,150)	$(1,251,940)	$(3,399,369)	$(6,151,128)

Net loss per common share:
Basic and fully diluted	$(0.02)	$(0.07)	$(0.18)	$(0.34)
Weighted average number of shares used in computing net loss per common share:
Basic and fully diluted	18,965,357	18,334,136	18,720,850	18,240,853

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Charles & Colvard, Ltd.
Consolidated Balance Sheets
(unaudited)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$7,405,685	$5,587,144
Accounts receivable, net	1,043,296	3,754,657
Interest receivable	65	2,747
Income tax receivable	-	2,074,420
Note receivable, net	54,627	142,000
Inventory, net	3,470,136	8,291,847
Prepaid expenses and other assets	188,812	500,643
Deferred income taxes	-	1,231,071
Total current assets	12,162,621	21,584,529
Property and equipment, net	218,418	412,234
Patent and license rights, net	260,548	279,315
Inventory, non-current, net	37,888,622	34,727,841
Note receivable, non-current	-	82,627
Deferred income taxes, non-current	-	940,903
Other assets, non-current	1,990	-
TOTAL ASSETS	$50,532,199	$58,027,449

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$265,439	$1,631,074
Deferred revenue	-	171,181
Accrued co-op advertising	173,000	401,849
Accrued expenses and other liabilities	157,954	623,584
Total current liabilities	596,393	2,827,688
Long-term liabilities:
Accrued income taxes	1,058,659	3,154,110
Total liabilities	1,655,052	5,981,798
Commitments and contingencies
Stockholders’ equity:
Common stock, no par value; 50,000,000 shares authorized; 19,013,749 and 18,334,136 shares issued and outstanding at December 31, 2009 and 2008, respectively	52,906,459	52,910,075
Additional paid-in capital – share-based compensation	6,411,727	6,177,246
Accumulated deficit	(10,441,039)	(7,041,670)
Total stockholders’ equity	48,877,147	52,045,651
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$50,532,199	$58,027,449

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Charles & Colvard, Ltd.
Consolidated Statements of Cash Flows
(unaudited)

	Year Ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,399,369)	$(6,151,128)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	168,881	216,028
Share-based compensation	233,909	467,104
Provision for uncollectible accounts	297,014	2,675,000
Provision for sales returns	(150,000)	130,000
Consignment inventory reserve	(138,000)	185,000
Jewelry reserve	116,000	220,000
Provision (benefit) for deferred income taxes	2,171,974	(662,775)
Loss on impairment of long-lived assets	145,800	-
Loss on disposal of assets	-	385,082
Changes in assets and liabilities:
Accounts receivable	1,460,107	2,822,062
Income tax receivable	2,074,420	(1,992,229)
Inventory	2,957,170	(238,851)
Other assets, net	312,523	263,694
Accounts payable	(1,365,635)	(1,717,699)
Deferred revenue	(171,181)	171,181
Accrued co-op advertising	(228,849)	(50,943)
Accrued income taxes	(2,095,451)	2,242,504
Other accrued liabilities, net	(465,630)	98,267
Net cash provided by (used in) operating activities	1,923,683	(937,703)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(75,792)	(28,910)
Patent and license rights costs	(26,306)	(308,968)
Proceeds from sale of equipment	-	898
Net cash used in investing activities	(102,098)	(336,980)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock option exercises	45,992	-
Excess tax benefit (cost) from share-based payment arrangements	1,390	(186,582)
Share repurchases	(50,426)	-
Net cash used in financing activities	(3,044)	(186,582)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,818,541	(1,461,265)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	5,587,144	7,048,409
CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,405,685	$5,587,144

Supplemental schedule of non-cash operating activities:
Inventory acquired from settlement of accounts receivable	$1,274,240	$-
Supplemental schedule of non-cash investing activities:
Reduction of note receivable	$-	$140,763